Exhibit 99.1

Contact:
Terry Badger
Director of Communications
210.308.1221
tbadger@usfunds.com

For Immediate Release
U.S Global Investors reports 1Q08 results
Revenue, assets under management increase in latest quarter
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SAN ANTONIO—November 6, 2007—U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, reports that revenue and fund assets under management both increased in the quarter ended September 30, 2007, compared to the same three months in 2006.
U.S. Global recorded $2.41 million in net income, or 16 cents per diluted share, on revenue of $12.95 million during the first three months of fiscal year 2007. That compares to earnings of $2.48 million, or 16 cents per diluted share, on revenue of $11.91 million during the same quarter a year earlier.
Assets under management for SEC-registered funds and other clients stood at about $5.38 billion at the end of the quarter, more than 7 percent higher than the $5.00 billion on June 30, 2007, and up about 19 percent from the $4.52 billion as of September 30, 2006. Assets under management for the latest quarter averaged $5.04 billion, up from an average of $4.80 billion during the first fiscal quarter of 2007.
At the end of October 2007, assets under management stood at about $5.98 billion.
The company has scheduled a webcast for 10 a.m. Central time on Wednesday, November 7, 2007, to discuss the company’s key financial results for the quarter. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer.
The 8.8 percent growth in revenue in the first fiscal quarter of 2008 compared to the same period last year is due mostly to increases in advisory fee revenue associated with growth in assets under management and to an increase in investment income. Expenses rose 13.7 percent in the quarter, with most of the increase due to higher employee compensation resulting from staff additions and strong fund performance attributable to the Investments team.
As of September 30, 2007, seven of the nine equity funds managed by U.S. Global Investors were among the top performers in the overall mutual-fund universe in time periods ranging from three months to 10 years, according to rankings published in the Wall Street Journal. Several of the funds achieved that distinction in multiple time periods.
“The past quarter was very turbulent for the stock markets because of the liquidity crunch and volatility associated with the subprime debt crisis,” says Mr. Holmes. “In light of that, we had a very successful quarter both in terms of fund performance and in terms of net asset flows. We are looking forward to continued growth in our fund complex, and we have been expanding and strengthening our investment, marketing and compliance teams to prepare for that growth.
”Many financial institutions are being harmed by fallout from the subprime crisis, which has led investors to put their money in safe havens like gold,” Mr. Holmes says. “We want to make it clear that we have no products invested in subprime securities, and that despite the fear of contagion

1Q08 earnings, Page 2
Nov. 6, 2007
that now permeates the market, we remain bullish on both the domestic economy and the global economy.
“We believe the odds favor a further drop in interest rates and that markets will return to the historical pattern of being up in the third and fourth years of the four-year presidential election cycle,” Mr. Holmes says. “A century of data shows the presidential election cycle to be one of the most reliable market barometers. The economic conditions we see today, both at home and abroad, give us confidence that this year and 2008 will follow the long-term trend.”
Selected financial data (unaudited) for the three months ended Sept. 30

	2007	2006

Revenue	$12,950,773	$11,907,513
Expenses	$9,320,746	$8,195,200
Tax expense	$1,221,195	$1,232,608
Net income	$2,408,832	$2,479,705
Earnings per share (basic)	$0.16	$0.16
Earnings per share (diluted)	$0.16	$0.16
Avg. common shares outstanding (basic)	15,241,822	15,147,552
Avg. common shares outstanding (diluted)	15,271,489	15,275,424
Avg. assets under management	$5.04 billion	$4.79 billion
About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds and other clients.
With an average of $5.04 billion in assets under management for the quarter ended September 30, 2007, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets. In general, trends in assets under management are the critical drivers of revenue and earnings.
Please consider carefully the fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage, Inc.
This news release may include certain “forward-looking statements” including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.